EXHIBIT 99.1

APPENDIX B1

PROJECTED FINANCIAL INFORMATION 2

Owens Corning, et. al.

The Debtors believe that the Plan meets the Bankruptcy Code’s feasibility requirement that Plan confirmation is not likely to be followed by liquidation, or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Management, with Lazard’s assistance, developed and refined a business plan and prepared financial projections (the “Projections”) for the calendar years ending December 31, 2006 through 2008 (the “Projection Period”).

The Debtors do not, as a matter of course, publish their business plans and strategies or financial projections, anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or Interests after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public.

In connection with the planning and development of the Plan, the Projections were prepared by the Debtors, with Lazard’s assistance, to reflect the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts of key economic variables and may be significantly affected by changes in the competitive environment, the Company’s ability to create the efficiency gains it is forecasting, and a variety of other factors. Accordingly, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to significant business, economic and competitive uncertainties. Therefore, such Projections, estimates and assumptions may not necessarily be indicative of future performance, which may be significantly less favorable or more favorable than as set forth. The Projections included herein were prepared in December 2005.

The projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the audited consolidated financial statements for the fiscal year ended December 31, 2004, contained in the 2004 Form 10-K, and with Owens Corning’s third quarter 2005 Form 10-Q. The Forms 10-K and 10-Q are available free of charge from Owens Corning’s website, www.owenscorning.com.

ALTHOUGH EVERY REASONABLE EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS MAY VARY CONSIDERABLY FROM THE PROJECTIONS. IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE PROJECTIONS INCREASE FOR LATER YEARS IN THE

[1]	The information set forth in this Appendix “B” is preliminary and subject to further modification and supplementation. It is anticipated that the Plan and Disclosure Statement may be further modified or supplemented as may be appropriate to conform to certain financial information contained herein to the extent such information may be more current than that set forth in the Plan and Disclosure Statement filed on December 31, 2005.
[2]	Any capitalized term used but not defined in this Appendix “B” will have the meaning ascribed to such term in the Plan.

PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND PERFORMANCE AT MORE DISTANT POINTS IN THE FUTURE. CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTORS, THE DEBTORS’ ADVISORS, OR ANY OTHER PERSON THAT THE DEBTORS WILL ACHIEVE THE PROJECTED RESULTS. ALTHOUGH EVERY EFFORT WAS MADE TO PREPARE THE PROJECTIONS IN COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT CERTIFIED ACCOUNTANTS. CREDITORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLLOWING PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

For purposes of the Disclosure Statement, the Financial Projections have been prepared on the assumption that the Effective Date of the Plan will be December 31, 2005. Although the Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance that the Effective Date will actually occur near this date. The balance sheet adjustments in the column captioned “Reorganization Adjustments” reflect the assumed effect of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and incurrence of new indebtedness.

The Financial Projections are based on, and assume the successful implementation of the Reorganized Debtors’ business plan.

I.	Pro Forma Reorganized Balance Sheet (Unaudited) (a)

(As of December 31, 2005)

Owens Corning and Subsidiaries

($ in millions)	Estimated Pre-Reorg. Balance Sheet	Reorganization Adjustments						Pro-Forma Reorg. Balance Sheet
		Reorg. Adj.			“Fresh Start” Adj.

Assets:
Cash and cash equivalents	$1,509	$(1,100)	(b	)	$—			$409
Accounts receivable, net	635	—			—			635
Inventories	473	—			203	(l	)	676
Other current assets	30	—			—			30

Total current assets	2,647	(1,100)			203			1,750

Property, plant & equipment, net	2,018	—			650	(m	)	2,668
Goodwill	214	—			(214)	(n	)	—
Intangibles	11	—			100	(n	)	111
Excess reorganization value	—	—			1,420	(n	)	1,420
Fibreboard trust and restricted cash	1,428	(1,428)	(c	)	—			—
OC restricted cash	189	(189)	(d	)	—			—
Asbestos tax asset	844	—			(844)	(o	)	—
Deferred tax assets	247	—			693	(o	)	940
Pension related assets	455	—			(455)	(p	)	—
Other non-current assets	248	—			—			248

Total assets	$8,301	$(2,717)			$1,553			$7,137

Liabilities and Shareholders’ Equity
Accounts payable	$499	$—			$—			$499
Accrued liabilities	489	—			—			489
New debt - current portion	—	10	(e	)	—			10
Non-debtor debt - current portion	32	—	(f	)	—			32
Chapter 11 liabilities	25	(25)	(g	)	—			—
Accrued post-petition interest expense/fees	735	(735)	(h	)	—			—

Total current liabilities	1,780	(750)			—			1,030

New debt	—	1,851	(e	)	—			1,851
Non-debtor debt	38	—	(f	)	—			38
Liabilities subject to compromise	13,505	(13,505)	(i	)	—			—

Total long term debt	13,543	(11,654)			—			1,889

Pension plan liabilities	730	—			(430)	(p	)	300
Other employee benefit liabilities	414	—			36	(q	)	450
Other non-current liabilities	196	—			—			196

Total liabilities	16,663	(12,404)			(394)			3,865

Minority interest	48	—			—			48
Monthly income preferred securities (MIPS)	200	(200)	(j	)	—			—

Shareholders’ equity	(8,610)	9,887	(k	)	1,947	(k	)	3,224

Total Liab. and Shareholders’ Equity	$8,301	$(2,717)			$1,553			$7,137

Notes To Pro Forma Reorganized Balance Sheet

Fresh Start Accounting

The American Institute of Certified Public Accountants (“AICPA”) has issued Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The Financial Projections have been prepared in accordance with the fresh-start reporting principles set forth in the SOP 90-7, giving effect thereto as of December 31, 2005, subject to significant simplifying assumptions.

The Pro Forma Reorganized Balance Sheet (“Reorganized Balance Sheet”) is based on an Estimated Pre-Reorganization Balance Sheet, as modified by estimated “Recapitalization Adjustments” and “Fresh-Start Adjustments.” The Pre-Reorganization Balance Sheet provides estimates of assets and liabilities just prior to confirmation, including liabilities subject to compromise recorded in accordance with the SOP 90-7. The Recapitalization Adjustments reflect the implementation of the Plan including the discharge of administrative claims and of estimated claims allowed by the Court upon confirmation. The Fresh-Start Adjustments further adjust the Pre-Reorganization Balance Sheet of the emerging entity to:

1. Reflect the reorganization value of the assets;

2. Allocate the reorganization value among the assets; and

3. Reflect each liability at the plan confirmation date at its fair value.

Reorganization value approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. Determination of the reorganization value requires a detailed valuation of all of the Reorganized Debtors’ identifiable assets as of the Effective Date, including working capital assets, fixed assets and identifiable intangible assets such as third-party contracts. Allocation of the reorganization value among assets involves revaluing each of these assets at its fair value. Each liability of the emerging entity is reflected at its fair value.

The foregoing assumptions and resulting computations were made solely for purposes of preparing the Financial Projections. The Reorganized Debtors will be required to determine their actual reorganization value as of the Effective Date. The actual reorganization and fresh start adjustments will depend on the balance sheet as of the actual Effective Date and a final determination of the fair value appraisals. Such fair value appraisals could be materially higher or lower than the values assumed in the foregoing computations. In all events, the determination of reorganization value and the fair value of Reorganized Debtors’ assets and the determination of their actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Financial Projections and the actual amounts thereof as of the Effective Date may be material.

Notes

(a)	The pro forma balance sheet adjustments contained herein account for (i) the reorganization and related transactions pursuant to the Plan of Reorganization, and (ii) the implementation of “fresh start” accounting pursuant to Statement of Position 90-7 as issued by the AICPA. The fresh start adjustments are based on an estimated Reorganized Owens Corning equity value of $3.269 billion (before adjusting for restricted shares which may be issued to employees upon emergence pursuant to the employee incentive plan with a value of approximately $45 million) as more fully described in the Disclosure Statement (see Section XIV.E – Valuation of the Reorganized Debtors). Under SOP 90-7, reorganization value is generally allocated first to tangible assets, then to identifiable intangible assets, and lastly to excess reorganization value. Please note that although management has followed the principles of fresh start accounting, the actual adjustments will be determined at a later date and may be materially different from those presented herein upon completion of the required asset appraisals.

(b)	The Company’s cash and cash equivalents reflect the use of $1.100 billion to implement the Plan of Reorganization. The balance of $409 million at the Effective Date will be used to fund working capital requirements and the 2006 pension fund contribution, among other uses.

(c)	The Fibreboard Insurance Settlement Trust with an estimated balance of $1.301 billion and Fibreboard Restricted Cash totaling $127 million will be transferred to the Asbestos Personal Injury Trust or otherwise distributed pursuant to the Plan.

(d)	The OCD Restricted Cash and the OCD Insurance Escrow will be transferred to the Asbestos Personal Injury Trust or otherwise distributed pursuant to the Plan.

(e)	Approximately $1.861 billion of new debt will be issued pursuant to the Plan. It is anticipated that new debt will include $1.800 billion of Senior Notes (in one or more series – to be determined) and $61 million of Tax Notes issued to the IRS in satisfaction of the Allowed Priority Tax Claim. In addition, it is anticipated that the Debtors will obtain an Exit Facility as of the Effective Date (no amounts are projected to be outstanding at emergence or at year-end during the projection period other than letters of credit).

(f)	Debt of non-filing subsidiaries includes debt owed primarily by foreign Non-Debtor Subsidiaries including consolidated joint ventures.

(g)	Reflects payment of Chapter 11 related accrued expenses pursuant to the Plan consisting primarily of accrued professional fees.

(h)	Reflects accrued expenses for post-petition interest and fees related to the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 in the amount of $735 million.

(i)	The Debtors’ liabilities subject to compromise, including asbestos related liabilities, will be eliminated at emergence pursuant to the Plan’s discharge, channeling injunction, and other injunction provisions. The liabilities subject to compromise include the following: $7.000 billion Owens Corning asbestos reserve, $3.216 Fibreboard asbestos reserve, $1.525 billion of bond and other debt obligations, $1.467 billion related to the Pre-Petition Credit Facility, and $297 million of trade and other obligations.

(j)	The Debtors’ Monthly Income Preferred Securities (MIPS) will be discharged at emergence pursuant to the Plan.

(k)	The increase in shareholders’ equity reflects the gain from the cancellation of indebtedness pursuant to the Plan. New Common Stock of Reorganized Owens Corning will be issued with an estimated value of $3.269 billion, prior to reduction for restricted shares which may be issued to employees upon emergence pursuant to the employee incentive plan with a value of approximately $45 million. A Deferred Stock Compensation contra-account will reduce Shareholders’ Equity to $3.224 billion. To the extent that additional restricted stock is issued pursuant to the management incentive plan, it would be treated in a similar manner. The existing Owens Corning Common Stock will be cancelled pursuant to the Plan.

(l)	In adjusting the balance sheet accounts to fair market value in accordance with SOP 90-7, the Company’s preliminary estimate indicates that Inventories should be increased by approximately $203 million to approximate fair market value.

(m)	In adjusting the balance sheet accounts to fair market value in accordance with SOP 90-7, the Company’s preliminary estimate indicates that PP&E should be increased by $650 million to approximate fair market value. The Company estimates that this adjustment will result in a $25 million annual increase in depreciation expense. The actual fresh start adjustment to PP&E will be determined at a later date following the completion of asset appraisals.

(n)	In accordance with SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of value allocable to identifiable assets. In adjusting the balance sheet accounts to fair market value in accordance with SOP 90-7, the Company’s preliminary estimate indicates that Intangibles should be increased by $100 million to approximate fair market value. The Company estimates that this adjustment will result in a $5 million annual increase in amortization expense. The actual fresh start adjustment to Intangibles will be determined at a later date following the completion of appraisals.

(o)	As described more fully in Section XIII entitled “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN,” it is expected that Reorganized OC will receive tax deductions for cash and the value of stock distributed to the Asbestos Personal Injury Trust upon such distribution. With respect to any debt securities that may be distributed to the Asbestos Personal Injury Trust, tax deductions are taken as any such debt securities are repaid. These tax deductions may result in tax net operating loss carryovers (“NOLs”). The NOL carryovers may be reduced by the amount of debt cancellation (excluding asbestos liabilities) including certain other pre-petition liabilities cancelled in the reorganization. Based upon numerous assumptions, the Debtors estimate that Reorganized OC will have deferred tax assets of approximately $940 million at emergence.

(p)	A $430 million adjustment is required to record pension liabilities at fair value and a related $455 million adjustment is required to eliminate pension related assets, in accordance with SOP 90-7 (subject to revision following actuarial valuation).

(q)	A $36 million adjustment is required to record post-retirement benefits liability at fair value, in accordance with SOP 90-7 (subject to revision following actuarial valuation).

II.	Projected Statements of Operations (Unaudited)

Owens Corning and Subsidiaries

($ in millions)	Projected Fiscal Year Ended December 31,
	2006	2007	2008
Net sales	$6,600	$7,000	$7,400
Cost of sales	5,346	5,657	5,968

Gross profit	1,254	1,343	1,432

Marketing and administrative expenses	570	606	640
Science and technology expenses	64	68	72
Other expenses	20	20	19

Total operating expenses	654	693	732

Income from operations before fresh start adj.	$600	$650	$700

Expenses related to fresh start adjustments	105	45	45

Income from operations	$495	$605	$655

Interest expense, net	124	116	107

Income before income tax expense	$371	$489	$548

Income tax expense	149	196	219

Income after taxes	$223	$293	$329

Minority interest and equity in net earnings of affiliates	(7)	(7)	(7)

Net income	$230	$300	$336

Memo:
Income from operations	$495	$605	$655
Plus: Expenses related to fresh start adj. (non-cash)	105	45	45

Adjusted income from operations	$600	$650	$700
Plus: Depreciation and amortization	265	275	285

Adjusted EBITDA	$865	$925	$985

III.	Projected Balance Sheets (Unaudited)

Owens Corning and Subsidiaries

	Projected Fiscal Year Ended December 31,
($ in millions)	2006	2007	2008

Assets
Cash and cash equivalents	$685	$900	$1,302
Accounts receivable, net	671	712	743
Inventories	582	618	648
Other current assets	30	30	30

Total current assets	$1,968	$2,261	$2,723

Property, plant & equipment, net	2,728	2,778	2,818
Intangibles	106	101	96
Excess reorganization value	1,420	1,420	1,420
Deferred tax assets	892	845	798
Pension related assets	—	—	—
Other non-current assets	262	278	294

Total assets	$7,375	$7,682	$8,148

Liabilities and Shareholders’ Equity
Accounts payable	$461	$484	$501
Accrued liabilities	516	548	579
New debt - current portion	10	10	10
Non-debtor debt - current portion	10	10	10

Total current liabilities	998	1,052	1,099

New debt	1,841	1,831	1,821
Non-debtor debt	28	18	8

Total long term debt	1,869	1,849	1,829

Pension plan liabilities	325	260	325
Other employee benefit liabilities	460	470	480
Other non-current liabilities	207	220	232

Total liabilities	3,858	3,850	3,965

Minority interest	48	48	48

Shareholders’ equity	3,469	3,784	4,135

Total liab. and shareholders’ equity	$7,375	$7,682	$8,148

IV.	Projected Statements of Cash Flow (Unaudited)

Owens Corning and Subsidiaries

	Projected Fiscal Year Ended December 31,
($ in millions)	2006	2007	2008

Cash Flows From Operations:
Net Income (loss)	$230	$300	$336

Depreciation and amortization	265	275	285
Fresh start adjustments	105	45	45
Deferred income taxes	48	47	47

(Increase) decrease in receivables	(36)	(41)	(31)
(Increase) decrease in inventories	35	(37)	(29)
(Increase) decrease in other assets	(14)	(16)	(16)
Increase (decrease) in accounts payable	(38)	23	17
Increase (decrease) in accrued liabilities	27	31	31
Increase (decrease) in pension liabilities	25	(65)	65
Increase (decrease) in other employee benefits	10	10	10
Increase (decrease) in liabilities	11	13	13

Net cash flows from operations	$668	$586	$772

Cash flows from investing:
Capital expenditures	$(350)	$(350)	$(350)

Net cash flows from investing	$(350)	$(350)	$(350)

Cash flows from financing:
New debt	$(10)	$(10)	$(10)
Non-debtor debt	(32)	(10)	(10)

Net cash flows from financing	$(42)	$(20)	$(20)

Net increase (decrease) in cash and equivalents	$276	$215	$402

Beginning cash and cash equivalents	$409	$685	$900
Net increase (decrease) in cash	276	215	402

Ending cash and cash equivalents	$685	$900	$1,302

Principal Assumptions For The Financial Projections

Projections

The Debtors, with Lazard’s assistance, prepared the attached projected consolidated financial results, the Projections, for the three years ending December 31, 2006, December 31, 2007 and December 31, 2008. The Projections are based on a number of assumptions made by management with respect to the future performance of the Company’s various lines of business. The Projections should be reviewed in conjunction with these assumptions, including the qualifications and footnotes set forth herein. While management has prepared the Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will be realized. As outlined in Section XV, a variety of risk factors could affect the Company’s financial results and must be considered.

The following summarizes the underlying assumptions behind the Projections.

Key Assumptions

A.	General

1.	Methodology. The Financial Projections for 2006 were prepared using a “bottoms-up” approach, while the Financial Projections for 2007 and 2008 were prepared using a “top-down” approach. Management prepared operating forecasts for each of the Company’s reportable business segments: Building Materials Systems (Insulating Systems, Roofing & Asphalt, Siding Solutions, and Cultured Stone) and Composite Solutions.

2.	Macroeconomic and Industry Environment. The Financial Projections were prepared under the assumption that the macroeconomic environment during the projection period will be stable and similar to that experienced in 2005. It is important to note that a number of the Debtors’ business segments are “cyclical” and are subject to significant price and volume erosion as a result of weakening economic fundamentals.

B.	Projected Statements of Operations

1.	Net Sales. Consolidated net sales are projected to increase by 5.6%, 6.1% and 5.7% to $6.6 billion, $7.0 billion and $7.4 billion in 2006, 2007 and 2008, respectively.

2.	Gross Margin. Gross margin is projected to improve from 18.7% in 2005 to 19.0% in 2006 and remain relatively stable throughout the Projections period.

3.	Depreciation Expense. Depreciation is projected based on estimates of useful life of the plant and equipment. Depreciation expense is projected to be $265 million, $275 million and $285 million in 2006, 2007 and 2008, respectively. In adjusting the balance sheet accounts to fair market value in accordance with SOP 90-7, the Debtors’ preliminary analysis indicates that property, plant and equipment should be increased by $650 million. Accordingly, depreciation expense has been increased by $25 million in each year to account for this adjustment (this amount is included in Expenses Related to Fresh Start Adjustments).

4.	Marketing and Administrative Expenses. Marketing and Administrative expenses are projected to decline from 9.0% of Net Sales in 2005 to 8.7% in 2006 and remain relatively constant thereafter. This improvement reflects the Debtors’ continued cost-cutting initiatives and efficiency improvements.

5.	Science and Technology Expenses. Science and Technology expenses are projected to remain relatively constant at approximately 1.0% of Net Sales.

6.	Expenses Related to Fresh Start Adjustments. Reflects adjustments resulting from implementation of SOP 90-7. Adjustment includes (i) $25 million increase in depreciation expense due to write-up of property and equipment (non-cash expense), (ii) $15 million expense related to deferred stock compensation expense (non-cash expense), and (iii) $5 million increase in amortization expense due to write-up of intangibles (non-cash expense). In addition, in fiscal 2006, approximately $60 million related to the write-up of inventories is included as an expense related to fresh start adjustments.

7.	Interest Expense, net. Reflects interest expense on (i) the Debtors’ New Debt assuming a blended rate of 7.25% per annum, and (ii) on the existing indebtedness of non-debtor subsidiaries and joint ventures at a blended rate of 10.3% per annum. Cost of borrowed funds is shown net of interest income assuming a rate of 2.5% per annum.

8.	Income Tax Expense. Income tax expense assumes a 40% effective rate and includes a statutory federal income tax rate of 35% and an additional 5% due primarily to foreign and state income taxes.

C.	Projected Balance Sheet Statement

1.	Cash and Cash Equivalents. For purposes of these projections, increases in cash are not used to prepay Reorganized Owens Corning’s indebtedness.

2.	Property, Plant and Equipment. Additions to property, plant and equipment are projected to be $350 million per annum in 2006, 2007 and 2008.

3.	Deferred Income Taxes. As described more fully in Section XIII of the Disclosure Statement, entitled “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN,” it is expected that Reorganized OC will receive tax deductions for cash and the value of stock distributed to the Asbestos Personal Injury Trust upon such distribution. With respect to any debt securities that may be distributed to the Asbestos Personal Injury Trust, tax deductions are taken as any such debt securities are repaid. These tax deductions may result in tax net operating loss carryovers (“NOLs”). The NOL carryovers may be reduced by the amount of debt cancellation (excluding asbestos liabilities) including certain other pre-petition liabilities cancelled in the reorganization. Based upon numerous assumptions (including the ultimate asbestos related claims, the ultimate recovery of unsecured creditors, the form of consideration received by the Asbestos Personal Injury Trust, etc.), the Debtors estimate that Reorganized OC will have Federal NOL carryovers of approximately $2.200 billion available following the year after emergence (after reduction for cancellation of indebtedness). For purposes of these financial projections, the Debtors have assumed that Reorganized OC’s NOLs will be subject to the limitations imposed by Section 382 (l)(6) of the Internal Revenue Code (see Section XIII). Accordingly, the Debtors have assumed that $142 million of NOLs are available annually through expiration to reduce taxable income, based on an assumed long-term tax-exempt rate of 4.4% multiplied by the post-emergence equity value of $3.224 billion (after adjusting for restricted shares which may be issued to employees upon emergence pursuant to the employee incentive plan with a value of approximately $45 million)

4.	Long Term Debt. It is anticipated that approximately $1.800 billion of new debt will be issued pursuant to the Plan. It is anticipated that new debt will include Senior Notes (in one or more series – to be determined). In addition, $61 million of New Tax Notes will be issued pursuant to the Plan. The New Tax Notes will be repaid in annual installments over a six-year period.

5.	Pension Plan Liabilities. Pension plan liabilities are projected to increase from $300 million in 2005 to $325 million in 2006, to decrease to $265 million in 2007, and to increase to $325 million in 2008. The change in pension plan liabilities is related to the Company’s expected pension plan contributions of $55 million in 2006, $155 million in 2007 and $15 million in 2008. Offsetting these contributions are projected annual pension expenses of approximately $80 million per year.

6.	Other Employee Benefit Liabilities. Other employee benefit liabilities is projected to increase by approximately $10 million per year.